                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31
                                                                                        --------
                                                                              (UNAUDITED)       (UNAUDITED)
                                                                              -----------       -----------
                                                                                 2002              2001
                                                                                 ----              ----
(Dollars in thousands, except per share data)

     Basic:

         Weighted Average Common Shares Outstanding......................     34,641,204          34,178,782
         Net Income......................................................  $       7,221       $      13,966
         Less Preferred Stock Dividend, Net of Tax.......................           (670)               (795)
                                                                           --------------      --------------
         Net Income Available to Common Shareholders.....................  $       6,551       $      13,171

Basic Earnings Per Common Share..........................................  $        0.19       $        0.39

     Diluted:

         Weighted Average Common Shares Outstanding......................     34,641,204          34,178,782
         Adjustments for assumed conversion of convertible
           preferred stock and common stock options......................      2,992,917           3,017,129
                                                                           --------------      --------------
                                                                              37,634,121          37,195,911

        Net Income                                                         $       7,221       $      13,966
        Tax effect on assumed conversion of convertible preferred stock..           (126)               (149)
                                                                           --------------      --------------
        Adjusted Net Income..............................................  $       7,095       $      13,817

Diluted Earnings Per Share...............................................  $        0.19       $        0.37




                                       22